Exhibit 10(xxiii)
FIRST AMENDMENT
TO THE
ADVANTAGE BANK
SALARY CONTINUATION AGREEMENT
DATED OCTOBER 10, 2002
FOR

     THIS FIRST AMENDMENT is adopted this ___day of                     , 200___, effective as of January 1, 2005, by and between ADVANTAGE BANK, a state-chartered savings bank located in Cambridge, Ohio (the “Company”), and                      (the “Executive”).
     The Company and the Executive executed the SALARY CONTINUATION AGREEMENT on October 10, 2002 effective as of January 1, 2002 (the “Agreement”).
     The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:
     The following Section 1.10a shall be added to the Agreement immediately following Section 1.10:
1.10a	“Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

Section 1.11 of the Agreement shall be deleted in its entirety and replaced by the following:

1.11	“Termination of Employment” means termination of the Executive’s employment with the Company for reasons other than death. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Executive has been providing services to the Company less than thirty-six (36) months).

Sections 2.2.1 and 2.2.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by vesting the Executive in ten percent (10%) of the Accrual Balance set forth in Schedule A for the first Plan Year (based on ten percent (10%) credit for each two Years of Employment prior to the Effective Date of this Agreement) and an additional ten percent (10%) of said amount for each succeeding Plan Year thereafter until the Executive becomes one hundred percent (100%) vested in the Accrual Balance. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A. This benefit is determined by calculating a fifteen (15) year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of six percent (6%), compounded monthly. The Company, in its discretion, may adjust the annual rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.
2.2.2	Payment of Benefit. The Company shall pay the annual benefit determined in accordance with Section 2.2.1 to the Executive in twelve (12) equal monthly installments commencing with the month following Termination of Employment and continuing for a period of fifteen (15) years.

Section 2.3.1 of the Agreement shall be deleted in its entirety and replaced by the following:
2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date on which Termination of Employment occurs (except during the first Plan Year, when the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A. This benefit is determined by calculating a fifteen (15) year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of six percent (6%), compounded monthly. The Company, in its discretion, may adjust the annual rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.
Section 2.4.1 of the Agreement shall be deleted in its entirety and replaced by the following:
2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the Change of Control Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date on which Termination of Employment occurs (except during the first Plan Year, when the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A. This benefit is determined by calculating a fifteen (15) year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of six percent (6%), compounded monthly. The Company, in its discretion, may adjust the annual rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.
     Section 2.4.3 of the Agreement shall be deleted in its entirety.
     The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.2:
2.5	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to a Termination of Employment are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.
2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Company may make a limited distribution to the Executive in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(vi), (vii) and (xi). Any such distribution will decrease the Executive’s benefit hereunder.
2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

     Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:
Article 7
Amendments and Termination
7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.
7.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.
7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the such terminations;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;
the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.
     The following Section 9.11 shall be added to the Agreement immediately following Section 9.10:
9.11	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.
     IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this First Amendment.

Executive:	ADVANTAGE BANK

By
Employee	Title

Exhibit 10(xxiii)
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT to the Employment Agreement as amended and restated November 20, 2001 (“Agreement”) by and between Camco Financial Corporation, a Delaware savings and loan holding company (“Camco”), and                      (“Employee”) is effective as of this 14th day of November, 2008.
RECITALS
     WHEREAS, Camco and the Employee previously entered into the Agreement for the purposes described therein; and
     WHEREAS, Camco and the Employee desire to amend the Agreement as set forth herein for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
AMENDMENT
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Camco and the Employee agree as follows:
1. Section 4(a)(i) of the Agreement is hereby deleted in its entirety and the following shall be substituted therefor:
(i) Camco shall promptly, but in no event more than 60 days following the Employee’s date of termination, pay to the Employee or to his beneficiaries, dependents or estate an amount equal to three times the Employee’s “average annual compensation” as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (“Code”).
2. Section 4(a)(iii) of the Agreement is hereby deleted in its entirety and the following shall be substituted therefor:
(iii) Camco shall promptly, but in no event more than 60 days after the Employee’s date of termination, pay to the Employee an amount equal to all directors’ fees to which the Employee would otherwise have been entitled if he had remained a director of Camco of any of its subsidiaries for a period of 36 months.
3. Section 4(b) of the Agreement is hereby amended by deleting the last sentence thereof in and substituting the following therefor:
Any payments made pursuant to Section 4(b)(i) shall first be treated as “separation pay” within the meaning of Section 409A of the Code.
4. Section 4(c) of the Agreement is hereby amended by adding the following sentence to the end thereof:
Any payments pursuant to this Section 4(c) shall be made no more than 60 days following the date of the Employee’s death.
5. New Section 4A is hereby added to the Agreement as follows:
     4A. Special Rules Relating to Payments. For purposes of this Agreement:
     (a) Any reference to the Employee’s “termination” or “termination of employment” shall mean the Employee’s “separation from service”, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) from Camco and all entities with whom Camco would be considered a single employer under Sections 414(b) and (c) of the Code.
     (b) Any amounts or benefits that will be paid or provided under Section 4(a)(ii) and 4(b)(ii) with respect to health or dental coverage after completion of the time period described in Treasury Regulation §1.409A-1(b)(9)(v)(B) and any other amounts or benefits that will be paid or provided under Sections 4(a)(ii) and 4(b)(ii) shall be subject to the following requirements: (i) the amount of expenses eligible for reimbursement or benefits provided during any taxable year of the Employee may not affect the expenses eligible for reimbursement or benefits to be provided in any other taxable year of the Employee; (ii) any reimbursement of an eligible expense shall be made on or before the last day of the taxable year of the Employee following the taxable year of the Employee in which the expense was incurred; and (iii) the right to such reimbursement or benefit may not be subject to liquidation or exchange for another benefit.
     (c) Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code and as determined under Camco’s policy for determining specified employees), on the Employee’s date of termination and the Employee is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit, as the case may be, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the date of the Employee’s termination of employment (or, if earlier, the date of the Employee’s death). The first payment that can be made to the Employee following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Section 409A(a)(2)(B)(i) of the Code.
6.	New Section 16 is hereby added to the Agreement as follows:

This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code, as applicable, and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent. Neither Camco nor any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code. Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Employee.
     IN WITNESS WHEREOF, the parties have adopted this First Amendment effective as of the date first set forth above.

CAMCO FINANCIAL CORPORATION

Employee
By:

Its: